Exhibit 4.1

FIRST AMENDMENT TO EIGHTH SUPPLEMENTAL INDENTURE

FIRST AMENDMENT TO EIGHTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 2, 2024, by and among TELLURIAN INC., a Delaware corporation (the “Company”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and HB FUND LLC, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 3, 2022 (the “Base Indenture”), as amended and supplemented by the eighth supplemental indenture, dated as of August 15, 2023, between the Issuer, the Trustee and the Collateral Agent (the “Eighth Supplemental Indenture” and the Base Indenture, as amended and supplemented by the Eighth Supplemental Indenture, the “Indenture”), providing for the issuance of $250,000,000 aggregate principal amount of the Company’s 10.00% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, Section 9.2(a) of the Eighth Supplemental Indenture provides that the Company, the Trustee and the Collateral Agent, as applicable, may, with the consent of the 100% of Holders (the “Required Holders”), amend or supplement the Indenture, the Notes or the Collateral Documents;

WHEREAS, the Company and Required Holders have agreed to a repurchase of $37,900,000 of Notes (the “Repurchased Notes”) pursuant to Section 2.18 of the Eighth Supplemental Indenture and a separately negotiated letter agreement, dated December 28, 2023 between the Company and the Required Holders and the consideration for such repurchase includes all interest due and payable in connection with the January 1, 2024 Interest Payment Date (the “January Payment Date”) on the Notes; and

WHEREAS, the Company desires, pursuant to Section 9.2(a) of the Eighth Supplemental Indenture, to amend the Indenture with the consent of the Required Holders.

NOW THEREFORE, for and in consideration of the provisions set forth herein, it is mutually agreed, for the equal and proportional benefit of the Holders, from time to time, as follows:

1.            Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Amendments to the Indenture and Interest Payment Waiver.

a.            The definition of “Liquidity Threshold” contained in Section 1.01 of the Eighth Supplemental Indenture is amended and restated in its entirety to read as follows:

““Liquidity Threshold” means the Company’s Liquidity required to be equal to or greater than (a) one hundred seventy million dollars ($170,000,000) (if the Convertible Notes are not outstanding at such time); and (b) two hundred twelve million one hundred thousand dollars ($212,100,000) (if any of the Convertible Notes are outstanding at such time); provided that in the case of both (a) and (b), such Cash and Cash Equivalents shall be held in accounts (x) in which the Company and/or the applicable Subsidiaries have granted the Collateral Trustee a security interest in form and substance acceptable to the Collateral Trustee and (y) with a Deposit Account Control Agreement in effect with each of such accounts; provided further, that such Deposit Account Control Agreement(s) shall (I) be “fully blocked”/“access restricted” or similar Deposit Account Control Agreement(s) that do not allow the Company and its Subsidiaries access to the accounts nor permit the Company and its Subsidiaries to access the amounts and assets on deposit or credited to such deposit accounts without the consent of the Collateral Trustee (“Blocked DACA”) and (II) perfect the Collateral Trustee’s security interest in such accounts.”

b.            Section 4.14 of the Eighth Supplemental Indenture is amended and restated in its entirety to read as follows:

“The Company shall have at all times liquidity calculated as unrestricted, unencumbered Cash or Cash Equivalents of the Company and its Subsidiaries, excluding the Driftwood Companies, as taken as a whole, in one or more deposit, securities or money market or similar accounts located in the United States (“Liquidity”) in an aggregate minimum amount equal to (i) forty million dollars ($40,000,000) for the period commencing on January 2, 2024 through and including the tenth (10th) Trading Day after the end of the Top-Up Measuring Period (as defined in that certain letter agreement, dated as of December 28, 2023, entered into between HB Fund LLC and the Company), and (ii) fifty million dollars ($50,000,000) thereafter.”

c.            For all purposes under the Indenture, (i) interest due and payable on the Notes on the January Payment Date has been paid by the Company directly to the Required Holders in the form of the consideration paid in connection with the Repurchased Notes and (ii) the Trustee shall have no obligations with respect to the payment of any interest on the Notes on the January Payment Date or the payment in respect of the Repurchased Notes and shall be entitled to conclusively presume such amounts were paid directly to the Holders.

3.            Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

4.            Counterparts.  This Supplemental Indenture may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Any signature to this Supplemental Indenture may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each party hereto accepts the foregoing and any document received in accordance with this Section 4 shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

5.            Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.            The Trustee.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

7.            Ratification of Indenture; Supplemental Indenture part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

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IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

Tellurian Inc.

By:	/s/ Simon G. Oxley
Name: Simon G. Oxley
Title: Chief Financial Officer

Wilmington Trust, National Association, as trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

HB Fund LLC, as the Collateral Agent

By: Hudson Bay Capital Management LP
Not individually, but solely as Investment Advisor to HB Fund LLC

By:	/s/ George Antonopoulos
Name: George Antonopoulos*
Title: Authorized Signatory

* Authorized Signatory
Hudson Bay Capital Management LP
Not individually, but solely as Investment Advisor to HB Fund LLC.

[Signature Page to First Amendment to Eighth Supplemental Indenture]

In connection with the execution of this First Amendment to Eighth Supplemental Indenture, dated as of January 2, 2024, by and among the Company, the Trustee and the Collateral Agent, the undersigned holders of the Notes, representing 100% of the aggregate principal amount of the outstanding Notes immediately prior to execution of this First Amendment to Eighth Supplemental Indenture, hereby (i) consent to the amendments to the Eighth Supplemental Indenture set forth in Section 2 of this First Amendment to Eighth Supplemental Indenture; (ii) direct the Trustee to execute the this First Amendment to Eighth Supplemental Indenture; (iii) represent and warrant that they are the Holders of the aggregate principal amount of the outstanding Notes set forth under their signature line on the date hereof and have not transferred its position in such Notes; (iv) certify that it has the full power and authority to deliver this consent and that such power has not been granted or assigned to any other person:

HOLDER:

HB Fund LLC

By:	/s/ George Antonopoulos
	Name:	George Antonopoulos
	Title:	Authorized Signatory*

Aggregate Principal Amount of Notes Held: $250,000,000

* Authorized Signatory

Hudson Bay Capital Management LP

Not individually, but solely as investment adviser to HB Fund LLC

[Signature Page to First Amendment to Eighth Supplemental Indenture]